Registrant Name:	The Emerging Markets Infrastructure Fund, Inc.
SEC File Number:	811( 8076
CIK Number:		0000913662

							Shares
					Selling		Purchased
Issuer		Trade Date	Broker 	(000's)

Portugal Telecom	06/12/95	N/A*		144,857


Price			Percent of
Per Share		Fund		Percent of	Syndicate
(U.S.$)		Assets (1)	Issue (2)	Member

$18.73		1.28%		0.80%		C/S First Boston

(1)	Purchase may not exceed 3% of the Fund's total assets.

(2)	Represents purchase by the affiliated fund, The Portugal Fund,
	Inc.; may not exceed the greater of (i) 4% of the principal amount of the offering, or (ii) $500,000 in principal amount, but in no event greater than 10% of the principal amount to the offering.

*	These shares were obtained through an exchange of shares of
	Marconi directly with the company.

















g:\ik\emi\misc\secfile